Exhibit 99.1

Financial Contact:     Mimi Vaughn (615)367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS COMPARABLE SALES
--Fourth Quarter-to-Date Comparable Sales Increased 4%--
--Reiterates Most Recent Adjusted Earnings Per Share Guidance--
--Announces Participation in 2019 ICR Conference--

NASHVILLE, Tenn., Jan. 14, 2019 -Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, increased 4% for the quarter-to-date period ended January 10, 2019. Same store sales increased 3% and sales for the Company's e-commerce businesses increased 8% on a comparable basis for that period. Comparable sales changes for each retail business for the period were as follows:

Quarter-to-Date (January 10, 2019)

Comparable Sales (Stores and Direct)
Journeys Group	7%
Schuh Group	(9)%
Lids Sports Group	2%
Johnston & Murphy Group	5%

The Company also announced that it continues to expect adjusted earnings per diluted share for the fiscal year ending February 2, 2019, in the range of $3.10 to $3.40, viewing results near the middle of the range as most likely.

Robert J. Dennis, Chairman, President and Chief Executive Officer of Genesco, said, “Overall, we enjoyed a very solid Holiday selling season, with stronger than expected results. Journeys once again delivered stellar results, and the highly promotional U.K. market continued to negatively impact Schuh's performance. January is off to a good start, helped in part by favorable comparisons against periods of bad weather and earlier school re-openings in some markets last year. We remain comfortable with our previously announced adjusted earnings per share range for the full fiscal year and reiterate expectations that earnings will be near the midpoint. ”

     The Company’s adjusted earnings per share expectations for Fiscal 2019 do not reflect the anticipated sale of the Lids Sport Group and do not include fixed asset impairments and other charges, estimated in the range of $10.7 million to $11.7 million pretax, or $0.40 to $0.44 per share after tax, for the full fiscal year.  They also do not include certain tax effects related to equity grants pursuant to ASU 2016-09, estimated at $0.02 per share after tax. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule A to this press release.

Genesco plans to announce its fourth quarter and fiscal year 2019 results on March 14, 2019.

Genesco to Present at the 2019 ICR XChange Conference
Genesco also announced that management will present at the 2019 ICR Conference on Monday, January 14, 2019, at 2:30 p.m. (Eastern Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Exhibit 99.1

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including those regarding the performance outlook for the Company (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the imposition of tariffs on imported products; the effects of a protracted shutdown of the federal government; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; ability to attract and retain employees and costs associated with changes in minimum wage and overtime requirements; costs associated with wage pressure in connection with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores and other stores or other factors, and the extent and pace of growth of online shopping; risks related to the potential for terrorist events, especially in malls and shopping districts; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl, World Series, and College Football Playoffs, developments with respect to certain individual athletes, and other sports-related events or changes, including the timing of major sporting events, that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the cost and outcome of litigation, investigations and environmental matters involving the Company; and the Company’s ability to execute its cost-reduction initiatives and to achieve acceptable levels of expense in a changing retail environment. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC

Exhibit 99.1

filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,600 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

Schedule A

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 2, 2019

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2019		Fiscal 2019
Forecasted earnings from continuing operations (1)	$58,153	$2.98	$51,585	$2.64

Adjustments:(2)
Store/Trademark impairments, other legal matters, gain/loss on hurricanes	7,780	0.40	8,510	0.44
Tax impact for share-based awards	452	0.02	452	0.02
Adjusted forecasted earnings from continuing operations (3)	$66,385	$3.40	$60,547	$3.10

(1) Forecasted earnings from continuing operations do not reflect the anticipated sale of Lids Sports Group.

(2) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2019 is approximately 27.0%.

(3) EPS reflects 19.5 million share count for Fiscal 2019 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.